As filed with the Securities and Exchange Commission on March 20, 2009.
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
PARKER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	73-0618660
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
(Address of principal executive offices including zip code)
Parker Drilling Company 2005 Long-Term Incentive Plan
(Full title of plan)
W. KIRK BRASSFIELD
Senior Vice President & Chief Financial Officer
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
281-406-2000
(Name, address and telephone number of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering
to be registered	registered(1)	share (2)	price (2)	Amount of registration fee
Common Stock, $.16 2/3 par value per share	4,095,000 shares	$1.84	$7,534,800	$420.44

(1)	The shares of Common Stock being registered consist of 4,095,000 additional shares that may be issued under the 2005 Long-Term Incentive Plan. Pursuant to Rule 416, this Registration Statement also covers such indeterminable number of additional shares of Common Stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the 2005 Long-Term Incentive Plan.

(2)	The amounts are based upon the average high and low sales prices per share of Common Stock as reported on the New York Stock Exchange on March 19, 2009, and are used solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933.

INCORPORATION OF PRIOR
REGISTRATION STATEMENT BY REFERENCE
     This Registration Statement relates to the registration of additional shares of Common Stock of the Registrant to be issued pursuant to the Parker Drilling Company 2005 Long-Term Incentive Plan, as amended (the “2005 Plan”). The additional shares relate, in part, to the amendment to the 2005 Plan approved by the stockholders of the Registrant at the Annual Meeting of Stockholders on April 24, 2008, to increase the number of shares of Common Stock available for issuance under the 2005 Plan by 2,000,000 shares. The other 2,095,000 additional shares relate to shares that have become available under the 2005 Plan generally as the result of the forfeiture or termination of awards outstanding as of April 27, 2005 under certain stock benefit plans of the Registrant that were frozen when the stockholders approved the 2005 Plan in April 2005. The contents of the Registrant’s Registration Statement on Form S-8, Registration No. 333-124697 filed with the Securities and Exchange Commission on May 6, 2005, relating to the 2005 Plan is hereby incorporated by reference in this Registration Statement, except as amended hereby, pursuant to General Instruction E of Form S-8.
* * * * * * * * * *

2

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents heretofore filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:
(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(2)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated June 16, 1969, including any amendment or report heretofore or hereafter filed for the purpose of updating such description.
          In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (other than Current Reports or portions thereof furnished under Item 2.02 or 7.01 of Form 8-K), prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that de-registers all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing.
          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 5. Interests of Named Experts and Counsel.
     Ronald C. Potter, Esq., whose opinion of counsel is attached hereto as Exhibit 5, is Vice President, General Counsel and Corporate Secretary of the Registrant. As of February 28, 2009, Mr. Potter directly or indirectly beneficially owned, subject in some cases to certain restrictions, 98,951 shares of Common Stock of the Company and had the right to exercise options to receive an additional 25,000 shares.
Item 8. Exhibits.
     The following are included as exhibits to this Registration Statement, including those incorporated by reference herein:

Exhibit No.	Document

4.1	Amendment No. 1 to the Parker Drilling Company 2005 Long-Term Incentive Plan (incorporated herein by reference to Annex B to the Registrant’s 2008 Proxy Statement dated March 21, 2008).

Exhibit No.	Document

4.2	Second Amendment to Parker Drilling Company 2005 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10(j) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008).

5*	Opinion of Ronald C. Potter, Esq., as to legality of securities.

23.1*	Consent of KPMG LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Ronald C. Potter, Esq. (included in Exhibit 5).

24*	Power of Attorney (included in signature page hereof).

*	Filed herewith.
Item 9. Undertakings.
          (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (h) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 20, 2009.

PARKER DRILLING COMPANY
By:	/s/ Robert L. Parker Jr.
Robert L. Parker Jr.
Chairman and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert L. Parker Jr. and W. Kirk Brassfield, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or each of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert L. Parker Jr. Robert L. Parker Jr.	Chairman and Chief Executive Officer (Principal Executive Officer) and Director	March 20, 2009

/s/ W. Kirk Brassfield W. Kirk Brassfield	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 20, 2009

/s/ Lynn G. Cullom Lynn G. Cullom	Controller (Principal Accounting Officer)	March 20, 2009

/s/ James W. Whalen James W. Whalen	Vice Chairman and Director	March 20, 2009

/s/ R. Rudolph Reinfrank R. Rudolph Reinfrank	Director	March 20, 2009

Signature	Title	Date

/s/ John W. Gibson, Jr. John W. Gibson, Jr.	Director	March 20, 2009

/s/ Roger B. Plank Roger B. Plank	Director	March 20, 2009

/s/ Robert E. McKee III Robert E. McKee III	Director	March 20, 2009

/s/ George J. Donnelly George J. Donnelly	Director	March 20, 2009

/s/ Robert W. Goldman Robert W. Goldman	Director	March 20, 2009

/s/ Gary R. King Gary R. King	Director	March 20, 2009

EXHIBIT INDEX

Exhibit No.	Document

4.1	Amendment No. 1 to the Parker Drilling Company 2005 Long-Term Incentive Plan (incorporated herein by reference to Annex B to the Registrant’s 2008 Proxy Statement dated March 21, 2008).

4.2	Second Amendment to Parker Drilling Company 2005 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10(j) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008).

5*	Opinion of Ronald C. Potter, Esq., as to legality of securities.

23.1*	Consent of KPMG LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Ronald C. Potter, Esq. (included in Exhibit 5).

24*	Power of Attorney (included in signature page hereof).

*	Filed herewith.